Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 24, 2023, except as to Note 16, which is as of September 25, 2023, with respect to the consolidated financial statements of Waystar Holding Corp., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky
November 15, 2023